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                                                                    EXHIBIT 99.1

                              PAGING NETWORK, INC.

                    EXCHANGE OFFER AND CONSENT SOLICITATION

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                      VOTE ON PREPACKAGED BANKRUPTCY PLAN

To Our Clients:

     Enclosed for your consideration is a prospectus dated as of           ,
2000 and various other documents relating to the offer of Paging Network, Inc., a Delaware corporation, to exchange its [ % Senior Subordinated Notes] upon the terms and subject to the conditions set forth in the prospectus and in the accompanying Letter of Transmittal/Consent Form. Also enclosed is a prepackaged bankruptcy plan ballot to be used to vote to accept or to reject the prepackaged bankruptcy plan.

     The exchange offer is part of an overall transaction in which PageNet will merge into Arch Communications Group, Inc. A condition to the merger is the recapitalization of each of PageNet's three series of senior subordinated notes. PageNet is offering to exchange shares of PageNet common stock and shares of Class B common stock of Vast Solutions, Inc., a wholly owned subsidiary of PageNet, for all of PageNet's outstanding senior subordinated notes. The shares of PageNet common stock received by noteholders will immediately be converted into Arch common stock as a result of the merger, as more fully described in the prospectus accompanying this letter.

     Additionally, PageNet is soliciting votes to accept a prepackaged bankruptcy plan. PageNet has prepared the prepackaged bankruptcy plan as an alternative means to implement the recapitalization and merger in the event that 97.5% of the senior subordinated notes are not tendered in the exchange offer. As beneficial owner of senior subordinated notes, you are entitled to vote on the prepackaged bankruptcy plan. PLEASE NOTE THAT THE VALID TENDER OF YOUR SENIOR SUBORDINATED NOTES DOES NOT CONSTITUTE A VOTE TO ACCEPT THE PREPACKAGED BANKRUPTCY PLAN.

THE EXCHANGE OFFER AND CONSENT SOLICITATION (USE THIS FORM TO RESPOND)

     PageNet is offering to exchange for each $1,000 principal amount of senior subordinated notes, together with accrued interest, a pro rata portion of 616,830,757 shares of PageNet common stock and a pro rata portion of 13,780,000 shares of Vast Class B common stock. The pro rata portion to be exchanged for senior subordinated notes is to be computed immediately prior to the time the merger occurs by dividing:

     - the principal amount, together with all accrued interest through the expiration date of the exchange offer of each PageNet senior subordinated note validly tendered and not withdrawn in the exchange offer; by

     - the principal amount, together with all accrued interest through the expiration date of the exchange offer of all outstanding PageNet senior subordinated notes.

     This material is being forwarded to you as the beneficial owner of senior subordinated notes carried by us in your account but not registered in your name. A tender of such senior subordinated notes may only be made by us as the registered holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to tender any or all senior subordinated notes held by us for your account. A valid tender of senior subordinated notes also constitutes consent to the proposed amendments to the indenture, pursuant to the terms and conditions set forth in the prospectus and the Letter of Transmittal/Consent Form enclosed herewith.

     If you wish to tender your senior subordinated notes, your instructions to us should be forwarded as promptly as possible in order to permit us to tender senior subordinated notes in accordance with the
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provisions of the exchange offer. The exchange offer will expire at 12:00
midnight, New York City time on           , 2000, unless extended by PageNet and
Arch. Your instructions as to whether to tender your senior subordinated notes must be received by the exchange agent by 12:00 midnight New York City time, on
          , 2000, unless extended by PageNet and Arch.

     Please instruct us regarding your wishes as to the senior subordinated notes held by us for your account, by completing, executing and returning to us the instruction form that appears on the reverse side of this letter. The accompanying Letter of Transmittal/Consent Form is furnished for your information only and may not be used by you to tender senior subordinated notes held by us for your account.

PREPACKAGED BANKRUPTCY PLAN (USE THE ENCLOSED BALLOT TO RESPOND)

     PageNet is also soliciting votes to accept a prepackaged bankruptcy plan. The enclosed ballot is to be used by you in your capacity as beneficial owner of [ %] Senior Subordinated Notes. Please follow the instructions contained in the ballot so that your vote to accept or reject the proposed prepackaged bankruptcy plan will be submitted in a timely manner and counted. If you own other senior subordinated notes issued by PageNet you will receive separate materials and ballots in order to accept or reject the proposed prepackaged bankruptcy plan with respect to your other senior subordinated notes.

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YOUR INSTRUCTIONS ON THE EXCHANGE OFFER

     Your ballot, or a master ballot prepared by us reflecting your vote on the prepackaged bankruptcy plan as evidenced by your ballot, must be received by the
information agent by 12:00 midnight, New York City time, on           , 2000,
unless extended by PageNet and Arch.

     The undersigned acknowledge(s) receipt of your letter relating to the exchange offer and the enclosed material referred to therein.

     This will instruct you regarding the senior subordinated notes held by you for my account:

     [ ] Please tender senior subordinated notes held by you for my account. I have identified on a signed schedule attached hereto the principal amount of the senior subordinated notes to be tendered if I wish to tender with respect to less than all of my senior subordinated notes. I further understand that a valid tender of my senior subordinated notes will constitute consent to the proposed amendments to the indenture.

     [ ] Please do not tender senior subordinated notes held by you for my account.

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                                  Signature(s)

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                           Please print name(s) here

UNLESS A SPECIFIC CONTRARY INSTRUCTION IS GIVEN IN THE SPACE PROVIDED, YOUR SIGNATURE(S) HEREON SHALL CONSTITUTE AN INSTRUCTION TO US TO TENDER ALL OF YOUR SENIOR SUBORDINATED NOTES.

NOTE THAT THE VALID TENDER OF YOUR SENIOR SUBORDINATED NOTES DOES NOT CONSTITUTE A VOTE TO ACCEPT THE PREPACKAGED BANKRUPTCY PLAN.

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